Exhibit 10.2

CONFIDENTIAL DO NOT COPY
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”), is made and entered into this 2nd day of April, 2009, by and between Wright Medical Technology, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002, and Gary D. Henley (the “Executive”).
     WHEREAS, the Company and the Executive desire to set forth the terms and conditions of the Employee’s employment with the Company; and
     WHEREAS, the Company and the Executive desire to formalize separation arrangements to provide terms and conditions which shall govern the parties’ relationship upon the separation of the Executive from his employment with the Company;
     NOW, THEREFORE, based on the foregoing, and for and in consideration of the mutual covenants contained in this Agreement, the Company and the Executive hereby agree as follows:
     1. Definitions. For the purposes of this Agreement, the following capitalized terms have the meanings set forth below:
          1.1. “Accounting Firm” has the meaning assigned thereto in Section 9.7.2 hereof.
          1.2. “Act” has the meaning assigned in Section 18.12 hereof.
          1.3. “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.
          1.4. “Buyer” has the meaning assigned thereto in Section 9.1 hereof.
          1.5. “Cause” means:
               1.5.1. Prior to a Change in Control, (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) as determined by the Board, which failure amounts to an intentional and extended neglect of the Executive’s duties, (ii) continued, documented poor performance on the part of the Executive following a reasonably sufficient time for the Executive to improve, (iii) the determination by the Board, in its sole discretion, that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (iv) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (v) the Executive’s participation in activities proscribed in Sections 12.1, 12.3, and 12.4 or the material breach of any other covenants contained herein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to be “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Company.
               1.5.2. From and after a Change in Control, (i) the willful failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) as determined by the Board, which failure amounts to an intentional and extended neglect of the Executive’s duties, (ii) the determination by the Board, in its sole discretion, that the Executive has engaged or is about to engage in conduct materially injurious to the Company, (iii) the Executive’s conviction of or entering of a guilty or no contest plea to a felony charge (or equivalent thereof) in any jurisdiction; and/or (iv) the Executive’s participation in activities proscribed in Sections 12.1, 12.3, and 12.4 or the material breach of any other covenants contained herein. For the purposes of clause (i) of this definition, no act, or failure to act, on the Executive’s part shall be deemed to “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best

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interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed terminated for Cause pursuant to clause (i) of this definition unless and until the Executive shall have been provided with reasonable notice of and, if possible, a reasonable opportunity to cure the facts and circumstances claimed to provide a basis for termination of the Executive’s employment for Cause.
          1.6. “Change in Control” shall be deemed to have occurred on or after the Effective Date of any of the following:
               1.6.1. the acquisition by any Person or Persons acting as a group of capital stock of Wright Medical Group, Inc. (“WMG”), a Delaware corporation and the sole stockholder of the Company, which when added to any capital stock of WMG already owned by the Person, constitutes more than fifty percent (50%) of either (i) the total fair market value of the outstanding capital stock of WMG, or (ii) the total voting power of the outstanding capital stock of WMG; provided, however, that a Change in Control will not be deemed to have occurred when any Person who owns more than fifty percent (50%) of the total fair market value or the total voting power of the outstanding capital stock of WMG as of the date of this Agreement acquires any additional capital stock of WMG; and provided further, that an increase in the percentage of the outstanding capital stock of WMG owned by a Person as a result of a transaction in which WMG acquires its capital stock in exchange for property will be treated as an acquisition of such capital stock by such Person; or
               1.6.2. the acquisition by a Person, in a single transaction or a series of transactions within a twelve (12) month period, of capital stock of WMG representing not less than thirty-five percent (35%) of the total voting power of the outstanding capital stock of WMG; or
               1.6.3. the acquisition by a Person, in a single transaction or a series of transactions within a twelve (12) month period, of consolidated assets of WMG which have a total gross fair market value of not less than forty percent (40%) pf the total gross fair market value of all the consolidated assets of WMG immediately prior to such acquisition(s), in each case without regard to any liabilities associated with such assets; provided, however, that a Change in Control will not be deemed to have occurred when such assets are acquired by:
                    1.6.3.1. an entity of which WMG owns, directly or indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock;
                    1.6.3.2. a Person which owns, directly or indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock of WMG;
                    1.6.3.3. an entity of which a Person described in clause ii above owns, directly or indirectly, fifty percent (50%) or more of the total fair market value or the total voting power of the outstanding capital stock;
                    1.6.3.4. an entity which is controlled by the stockholders of WMG immediately after the transfer; or
                    1.6.3.5. a stockholder of WMG in exchange for or with respect to capital stock of WMG.
               1.6.4. a majority of the members of the WMG Board of Directors (the “Board”) is replaced in any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
               1.6.5. there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation or partnership which results in a forty percent (40%) or more of the Company’s assets to be transferred under the control of a different legal entity.
          1.7. “Change in Control Date” means the date on which a Change in Control occurs.

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          1.8. “Code” means the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder, as in effect from time to time.
          1.9. “Compensation Committee” means the compensation committee of the Board.
          1.10. “Competitive Business” means the manufacturing, supplying, producing, selling, distributing, marketing or providing for sale of any product, device or instrument manufactured or sold by the Company or any of its Affiliates or subsidiaries, in each case as of the Executive’s Date of Termination.
          1.11. “Confidential Information” means non-public privileged or confidential information and trade secrets concerning the operations, future plans and methods of doing business.
          1.12. “Date of Termination” has the meaning assigned thereto in Section 9.1 hereof.
          1.13. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rulings and regulations thereunder.
          1.14. “Excise Tax” has the meaning assigned thereto under Section 9.7.1 hereof.
          1.15. “Good Reason” means:
               1.15.1. Prior to a Change in Control, the occurrence of any of the following without the prior written consent of the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 9.1 hereof):
                    1.15.1.1. the assignment to the Executive of any duties materially inconsistent with the range of duties and responsibilities appropriate to a senior executive within the Company, such range determined by reference to past, current and reasonable practices within the Company;
                    1.15.1.2. a material reduction in the Executive’s overall standing and responsibilities within the Company, but not including a mere title change or a transfer within the Company which does not singly or together adversely affect the Executive’s overall status within the Company, provided however, that no change in reporting relationship resulting from organizational realignment due to the addition of a Chief Operating Officer or Chief Commercial Officer shall be included in this definition of Good Reason;
                    1.15.1.3. a material reduction by the Company in the Executive’s aggregate annualized compensation and benefits opportunities, except for across-the-board reductions or modifications of benefit plans similarly affecting all similarly situated executives of comparable rank with the Executive;
                    1.15.1.4. the failure by the Company to pay to the Executive any portion of the Executive’s current compensation and benefits under any program with the Company within thirty (30) days of the date such compensation and/or benefits are due;
                    1.15.1.5. any purported termination of the Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 9.1 hereof; for the purposes of this Agreement, no such purported termination shall be effective;
                    1.15.1.6. the failure by the Company to obtain a satisfactory agreement from any successor of the Company requiring such successor to assume and agree to perform the Company’s obligations under this Agreement, as contemplated in Section 15.3 hereof;

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                    1.15.1.7. the failure of the Company to provide indemnification and D&O insurance protection as required in Section 9.8 of this Agreement; or
                    1.15.1.8. the failure by the Company to comply with any material provision of this Agreement.
               1.15.2. From and after a Change in Control, the occurrence of any of the following without the prior written consent from the Executive, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination (as discussed in Section 3 hereof):
                    1.15.2.1. a material and adverse change in the Executive’s title, authority as an executive officer, duties, responsibilities or reporting lines as in effect immediately prior to the Change in Control;
                    1.15.2.2. a material reduction in the Executive’s aggregate annualized compensation opportunities or the failure to continue in effect any material benefit plan in which the Executive participates immediately prior to the Change in Control, unless an equitable arrangement, agreeable to the Executive, has been made with respect to such plan as replacement or the reduction in participation levels of such replacement plans of the Executive;
                    1.15.2.3. the relocation of the Executive’s principal place of employment immediately prior to the Change in Control Date (the “Principal Location”) to a location which is more than forty (40) miles from the Principal Location.
               1.15.3. Notwithstanding any of the foregoing, placing the Executive on a paid leave for up to ninety (90) days pending a determination of whether there is a basis to terminate the Executive for Cause shall not constitute a Good Reason.
               1.15.4. Following a Change in Control, the Executive’s determination that an act or failure to act constitutes Good Reason shall be presumed to be valid unless the Company can provide incontrovertible evidence to the contrary. The Executive’s right to terminate the Executive’s employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
          1.16. “Gross-Up Payment” has the meaning assigned thereto in Section 9.7.1 hereof.
          1.17. “Incentive Compensation Awards” means awards granted under Incentive Compensation Plans providing the Executive with the opportunity to earn, on a year-by-year or a multi-year basis, annual and long-term incentive compensation.
          1.18. “Incentive Compensation Plans” means annual incentive compensation plans and long-term incentive compensation plans of the Company, which long-term incentive compensation plans may include plans offering stock options, restricted stock and other forms of long-term incentive compensation.
          1.19. “Involuntary Termination” means (a) a termination of employment by the Company other than for Cause or death, or (b) the Executive’s resignation of employment for Good Reason; provided, however, that except as provided in the last paragraph of Section 6 hereof, a termination of the Executive’s employment by reason of the Executive’s retirement on or after age [65] prior to a Change in Control shall not constitute an Involuntary Termination hereunder. In addition, an Involuntary Termination that would cause an amount to be paid to an Executive which is non-qualified deferred compensation subject to Code Section 409A, shall also mean an Executive’s “separation from service” within the meaning of Section 409A of the Code.

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          1.20. “Notice of Termination” has the meaning assigned thereto under Section 9.1 hereof.
          1.21. “Payment” has the meaning assigned thereto in Section 9.7.1 hereof.
          1.22. “Person” has the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof, except that the term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the stock in the Company, or (v) a person or group as used in Rule 13d-1(b) promulgated under the Exchange Act.
          1.23. “Post-Change In Control Accrued Obligations” has the meaning assigned thereto in Section 9.4.3.1 hereof.
          1.24. “Post-Change In Control Severance Payment” has the meaning assigned thereto in Section 9.3 hereof.
          1.25. “Pre-Change In Control Accrued Obligations” has the meaning assigned thereto in Section 9.3.3.1 hereof.
          1.26. “Pre-Change In Control Severance Payment” has the meaning assigned thereto in Section 9.3 hereof.
          1.27. “Principal Location” has the meaning assigned thereto in Section 1.15.2.3 above.
          1.28. “Release” has the meaning assigned thereto in Section 12.5 hereof.
          1.29. “Total Number of Months” has the meaning assigned thereto in Sections 9.3 and 9.4 hereof.
          1.30. “Underpayment” has the meaning assigned thereto in Section 9.7.2 hereof.
     2. Employment. The company hereby employs the Executive, and the Executive hereby accepts employment, upon the terms and conditions herein set forth.
     3. Duties. The Executive is engaged as the President and Chief Executive Officer of the Company and hereby promises to perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Board of Directors of the Company (the “Board”) in connection with the conduct of the Company’s business.
     4. Extent of Services. The Executive shall devote his entire time, attention, and energies to the business of the Company and shall not, without the written approval of the Company, during the term of this Agreement be engaged in any other business activity, regardless of whether such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this requirement shall not be construed as preventing the Executive from (a) investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation of the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, or (b) purchasing securities in any corporation engaged in a business competitive to that of the Company whose securities are regularly traded on the Nasdaq Stock Market, a national or regional stock exchange, or the over-the-counter market, provided that such purchase shall not result in his collectively owning beneficially at any one time one percent (1%) or more of the equity securities of such corporation. Nothing in this Section 4 shall prevent the Executive from serving on the board of directors of any other company, so long as the Board has provided written approval of each directorship held by the Executive.

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     5. Compensation Matters.
          5.1. Base Salary. For services rendered under this Agreement, the Company shall pay the Executive a base annualized salary of $510,000 (the “Base Salary”), which shall be payable (after deduction of applicable payroll taxes) in accordance with the Company’s customary payroll practices in effect from time to time. Part of this base pay is attributable to the Executive’s agreement to provide an 18 month notice period of any intent to leave the Company or retire from the Company.
          5.2. Incentive Bonus. During the Executive’s employment hereunder, in addition to the Base Salary, the Executive shall be eligible to receive an annual performance incentive bonus (an “Incentive Bonus”) in accordance with the terms and subject to the conditions of the Company’s Executive Performance Incentive Plan, as the same may be amended from time to time (the “Incentive Plan”). The Executive’s entitlement to receive an Incentive Bonus for any calendar year will depend on whether, and to what extent, certain performance goals established for such year by the Compensation Committee of the Board (the “Committee”) have been achieved. The Incentive Bonus, if any, payable to the Executive for any calendar year shall not exceed two (2) times the Base Salary earned by the Executive in such year. The Committee shall determine in good faith the Executive’s entitlement to an Incentive Bonus based on the achievement of such performance goals as soon as reasonably practicable after the end of each calendar year. The Company shall pay the Incentive Bonus, if any, to the Executive within ten (10) days after the Committee makes such determination and in any event not later than March 15 of the year following the calendar year in which the services upon which the Incentive Bonus is based were performed.
          5.3. Equity Incentive Plan Awards. The Executive shall be eligible to receive stock options and other awards granted by the Committee from time to time under the Company’s 1999 and 2009 Equity Incentive Plans, as the same may be amended from time to time (the “Equity Plan”). Any such grant of stock options or other awards under the Equity Plan shall be made in accordance with and subject to the terms of the Equity Plan and any agreement pursuant to which such stock options or other awards are granted.
          5.4. Fringe Benefits. The Executive shall be eligible to receive, and to participate in programs for, such fringe benefits (including, without limitation, medical insurance and retirement benefits) as the Company may make available generally to its executive officers from time to time during the term of this Agreement. The Executive shall be responsible for making any generally applicable employee contributions required under such fringe benefit programs.
          5.5. Annual Compensation Review. The Committee shall review the Executive’s compensation at least once per year and shall make any increase to the Base Salary or award any bonus to the Executive that the Committee, in its sole and absolute discretion, determines is merited based upon the Executive’s performance and is consistent with the Company’s compensation policies. The Company shall pay any bonus to the Executive not later than March 15 of the year following the year in which the services upon which the bonus in based were performed.
     6. Sick Leave and Vacation. During the term of this Agreement, the Executive shall be entitled to annual vacation of at least four (4) weeks, or such greater time period if permitted by Company policy, to be taken at his discretion in a manner consistent with his obligations to the Company under this Agreement. The actual dates of such vacation periods shall be agreed upon through mutual discussions between the Company and the Executive; provided, however, that the Company shall have the ultimate decision with respect to the actual vacation dates to be taken by the Executive, which decision shall not be unreasonable. The Executive also shall be entitled to sick leave consistent with Company policy.
     7. Expenses. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the business of the Company and in performance of his duties under this Agreement upon the Executive’s presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.
     8. Term. The Term of this Agreement shall be as follows:

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          8.1. The Executive’s employment by the Company under this Agreement shall commence on the Effective Date and shall expire on the third anniversary of the Effective Date (the “Expiration Date”). Notwithstanding the foregoing but subject to Sections 8.2 and 9 below, the Company, in its sole and absolute discretion, may terminate the Executive’s employment and the Company’s obligations hereunder.
          8.2. Any separation from employment with the Company shall be governed by this Agreement, provided, however, that the Executive specifically agrees to provide 18 months notice of Executive’s intent to leave the Company or retire from the Company.
          8.3. The term of this Agreement shall commence from the Effective Date and shall continue until the third (3rd) anniversary of the Effective Date; provided, however, that commencing on the second (2nd) anniversary of the Effective Date (and each anniversary of the Effective Date thereafter), the term of this Agreement shall automatically be extended for one (1) additional year, unless at least ninety (90) days prior to such date, the Company or the Executive shall give written notice to the other party that it or he, as the case may be, does not wish to so extend this Agreement. Notwithstanding the foregoing, if the Company gives such written notice to the Executive less than one (1) year after a Change in Control, the term of this Agreement shall be automatically extended until the later of (a) the date that is one (1) year after the anniversary of the Effective Date that follows such written notice or (b) the second (2nd) anniversary of the Change in Control Date.
     9. Termination and Certain Effects of Termination.
          9.1. Notice and Date of Termination.
               9.1.1. Any termination of the Executive’s employment by the Company or by the Executive shall be communicated by a written notice of termination to the other party (the “Notice of Termination”). Where applicable, the Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Unless the Board determines otherwise, a Notice of Termination by the Executive alleging a termination for Good Reason must be made within 90 days of the initial instance, or the initial instance which should reasonably have been known to the Executive, of an act or failure to act that the Executive alleges to constitute Good Reason.
               9.1.2. The date of the Executive’s termination of employment with the Company (the “Date of Termination”) shall be determined as follows:
                    9.1.2.1. If due to Company terminating the Executive’s employment, either with or without Cause, the Date of Termination shall be the date specified in the Notice of Termination; if for other than Cause, the Date of Termination shall not be less than two (2) weeks from the date such Notice of Termination is given, unless the Company elects to pay the Executive for that period in lieu of notice.
                    9.1.2.2. If due to death, the Date of Termination is the date of death.
                    9.1.2.3. If the basis of the Executive’s Involuntary Termination is the Executive’s resignation for Good Reason, the Date of Termination shall be determined by the Company, but shall not be less than two (2) weeks nor more than eight (8) weeks form the date such Notice of Termination is given.
                    9.1.2.4. Notwithstanding anything contained herein, this Agreement shall automatically terminate and be of no further force and effect and no benefits shall be payable hereunder in the event that the Company sells or otherwise disposes of any part of the business or assets of the Company (other than such a sale or disposition which is part of a transaction or series of transactions which would result in a Change in Control) and as a result of such transaction, the Executive is offered employment by the buyer of such business or assets (the “Buyer”) in an executive position with reasonably comparable status, compensation, benefits and employment

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agreement and which is consistent with the Executive’s experience and education, but the Executive declines to accept such offer.
          9.2. Termination from the Board and any Offices Held. Upon termination of the Executive’s employment for any reason, the Executive agrees the Executive’s membership on the Board of the Company, the board of directors of any of the Company’s Affiliates, any committees of the Board, any committees of the board of directors of any of the Company’s Affiliates and any and all offices held, if applicable, shall be automatically terminated. Executive hereby agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.
          9.3. Severance Benefits upon Involuntary Termination Prior to Change in Control. Except as provided in Sections 9.4 and 16 hereof, in the event of the Involuntary Termination of the Executive prior to a Change in Control, the Company shall pay to the Executive the following Pre-Change in Control Severance Payment in the following amounts and manner:
               9.3.1. The total payment will be equal to the product of twenty-four (24) months (the “Total Number of Months”) multiplied by 1.75 times monthly base pay.
               9.3.2. The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and (ii) subject to receipt of an executed Release that has not been revoked, the remaining half in installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The amount of each installment payment described in clause (ii) of the preceding sentence will be determined by dividing half of the total payment by 50% of the Total Number of Months. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this section 9.32, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 12 and compliance with Executive’s covenants outlined in Section 12. All payments will have applicable taxes withheld and any installment payments will be paid at the same time as the normal Company payroll.
               9.3.3. In addition to the Pre-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:
                    9.3.3.1. Accrued Obligations. The Company shall pay to the Executive a lump sum amount in cash equal to the sum of (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid, (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on performance for the prior incentive period, whether that period is the prior quarter or the prior calendar year), but not yet paid, (iii) an amount equal to the value of any accrued and/or untaken vacation, if any, and (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board. (The amounts specified in clauses (i), (ii), (iii) and (iv) shall be hereinafter referred to as the “Pre-Change in Control Accrued Obligations”.)
                    9.3.3.2. Equity Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.

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                    9.3.3.3. Welfare Benefits. Subject to Section 11 herein, the Executive shall be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay all costs of these benefits for a period equal to the Total Number of Months, but not exceeding 18 months. If the Executive has a Total Number of Months less than 18 months, the Executive will be responsible for paying the full COBRA costs of benefits for all months above the Executive’s Total Number of Months. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.
                    9.3.3.4. Outplacement Benefits. The Executive shall receive outplacement assistance and services following the Date of Termination for a period of months equal to the Total Number of Months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.
                    9.3.3.5. Financial Planning Services. The Executive shall receive financial planning services for a period of months equal to the Total Number of Months following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive as in effect immediately prior to the Date of Termination.
                    9.3.3.6. Annual Physical. The Executive shall, within the 12 months following the Date of Termination, receive an annual physical consistent with the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.
                    9.3.3.7. General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided Executive has made a request for the payment described in this section 9.3.3.7 on such form as the Company may require, Executive shall receive a payment for use in continuation of insurance coverage, such payment to be equal to the annual supplemental executive insurance benefit provided to the Executive prior to the Executive’s Date of Termination. The Company will use its best efforts to make this payment at the time requested.
                    9.3.3.8. Attorney’s Fees in Defense of This Agreement. Notwithstanding any provision in this Agreement, the Company shall pay all reasonable attorneys’ fees and expenses for the Executive if the Executive must engage an attorney in order to enforce this Agreement. The Company will make payments on at least a quarterly basis based on billings presented by the Executive from his or her legal counsel.
          9.4. Severance Benefits upon Involuntary Termination in Connection with and after a Change in Control. Notwithstanding the provisions of Section 9.3 above, in the event of the Involuntary Termination of the Executive within twelve (12) months following a Change in Control, the Company shall pay to the Executive the following Post-Change in Control Severance Payment in the following amounts and manner:
               9.4.1. The total payment will be equal to twenty-four (24) months multiplied by 1.75 times monthly base pay. This is the Total Number of Months (the “Total Number of Months”).
               9.4.2. The payment will be made as follows: (i) half in a lump sum payable at or within a reasonable period of time after the Date of Termination and (ii) subject to receipt of an executed Release that has not been revoked, the remaining half in installments starting six (6) months after the Date of Termination with a final installment of all remaining amounts to be paid on March 15 of the calendar year following the year in which the Date of Termination occurred. The amount of each installment payment described in clause (ii) of the preceding sentence will be determined by dividing half of the total payment by 50% of the Total Number of Months. The final installment will be equal to the total payment reduced by all the amounts previously paid (i.e., the lump sum payment and the sum of all the installment payments previously paid). Notwithstanding the provisions of clause (ii) to the contrary, if the six month period would cause the installments to begin to be paid after the March 15 date described in the first sentence of this section 9.4, then no installments will be paid, and the second payment will be a lump sum equal to half the total payment and that payment will be paid on or before March 15 of the calendar

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year following the year in which the Date of Termination occurred. The installment payments (or the second lump sum payment, if applicable) are specifically designated as consideration for execution of the Release required in Section 13 and compliance with Executive’s covenants outlined in Section 13. All payments will have applicable taxes withheld and any installment payments will be paid at the same time as the normal Company payroll.
               9.4.3. In addition to the Post-Change in Control Severance Payment, the Executive shall be entitled to receive the following additional benefits:
                    9.4.3.1. Accrued Obligations. The Company shall pay to the Executive a lump sum amount in cash equal to the sum of (i) the Executive’s annual base salary through the Date of Termination to the extent not theretofore paid, (ii) an amount equal to any annual cash Incentive Compensation Awards earned (based on most recently completed performance period, whether that period is the prior quarter or the prior year), but not yet paid, (iii) an amount equal to the value of any accrued and/or untaken vacation, if any, (iv) reimbursement for unreimbursed business expenses, if any, properly incurred by the Executive in the performance of the Executive’s duties in accordance with the policies established from time to time by the Board and (v) an annual incentive payment at target for the year that includes the Date of Termination, prorated . (The amounts specified in clauses (i), (ii), (iii), (iv) and (v) shall be hereinafter referred to as the “Post-Change in Control Accrued Obligations”.)
                    9.4.3.2. Equity Based Compensation. All equity-based Incentive Compensation Awards (including, without limitation, stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance share awards or other related awards) held by the Executive shall be governed by the terms of the applicable Incentive Compensation Plan and Incentive Compensation Award agreement, and this Agreement shall have no effect upon them.
                    9.4.3.3. Welfare Benefits. Subject to Section 10 herein, the Executive shall be eligible for health and dental coverage as provided for under COBRA, using the normal COBRA administration process of the Company. The Company will pay all costs of these benefits for a period equal to the Total Number of Months, but not exceeding 18 months. If the Executive has a Total Number of Months less than 18 months, the Executive will be responsible for paying the full COBRA costs of benefits for all months above the Executive’s Total Number of Months. If the Executive accepts employment with another employer and is no longer eligible for COBRA coverage, these welfare benefits will cease to be provided.
                    9.4.3.4. Outplacement Benefits. The Executive shall receive outplacement assistance and services following the Date of Termination for a period of months equal to the Total Number of Months. These services will be provided by a national firm whose primary business is outplacement assistance, selected by the Company. Notwithstanding the above, if the Executive accepts employment with another employer, these outplacement benefits shall cease on the date of such acceptance.
                    9.4.3.5. Financial Planning Services. The Executive shall receive financial planning services for a period of months equal to the Total Number of Months following the Date of Termination, at a level consistent with the benefits provided under the Company’s financial planning program for the Executive as in effect immediately prior to the Date of Termination.
                    9.4.3.6. Annual Physical. The Executive shall, within the 12 months following the Date of Termination, receive an annual physical consistent with the physical provided under the Company’s annual physical program as in effect immediately prior to the Date of Termination.
                    9.4.3.7. General Insurance Benefit. No later than March 15 of the calendar year following the year in which the Date of Termination occurred, provided Executive has made a request for the payment described in this section 9.4.3.7 on such form as the Company may require, Executive shall receive a payment for use in continuation of insurance coverage, such payment to be equal to the annual supplemental executive insurance benefit provided to the Executive prior to the Executive’s Date of Termination. The Company will use its best efforts to make this payment at the time requested.

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                    9.4.3.8. Attorney’s Fees in Defense of This Agreement. Notwithstanding any provision in this Agreement, the Company shall pay all reasonable attorneys’ fees and expenses for the Executive if the Executive must engage an attorney in order to enforce this Agreement. The Company will make payments on at least a quarterly basis based on billings presented by the Executive from his or her legal counsel.
               9.4.4. Notwithstanding anything contained herein, if a Change in Control occurs and the Executive’s employment with the Company is terminated by reason of Involuntary Termination prior to the Change in Control Date, and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or in anticipation of the Change in Control, then the Executive shall, in lieu of the payments described in Section 9.3 hereof, be entitled to the Post-Change in Control Severance Payment and the additional benefits described in this Section 9.4 as if such Involuntary Termination had occurred within twelve (12) months following the Change in Control.
          9.5. Severance Benefits upon Termination by the Company for Cause or by the Executive Other than for Good Reason. If the Executive’s employment shall be terminated for Cause, or if the Executive terminates employment other than for Good Reason, the Company will have no further obligations to the Executive under this Agreement other than the Pre-Change in Control Accrued Obligations and any amounts described in Section 10 hereof.
          9.6. Severance Benefits upon Termination due to Death. If the Executive’s employment shall terminate by reason of death, the Company shall pay the Executive’s estate the Post-Change in Control Accrued Obligations and any amounts or benefits described in Section 10 herein. Such payments shall be in addition to those rights and benefits to which the Executive’s estate may be entitled under the relevant Company plans or programs.
          9.7. Certain Additional Payments by the Company.
               9.7.1. Anything in this Agreement to the contrary notwithstanding and except as set forth below in this Section 9 or as otherwise provided in Section 17.3, in the event it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise (the “Payment”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (collectively, the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (the ‘Gross-Up Payment”) in an amount that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect to such taxes) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The Company’s obligation to make the Gross-Up Payment under this Section 9 shall not be conditioned upon the Executive’s termination of employment. For purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and any state and local income taxes at the highest marginal tax rate in the state and locality of the Executive’s residence on the date of the Gross-Up Payment is calculated for the purposes of this Section 9.7, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes, and taking into consideration the phase-out of the Executive’s itemized deductions under federal income tax law.
               9.7.2. Subject to the provisions of Section 9.7.3 below, all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”); provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide detailed supporting calculations to both the Company and the Executive within fifteen (15) days of the receipt of notice from the Executive that there

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has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9.7, shall be paid by the Company to the Executive within fifteen (15) days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”) consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 9.7.3 below and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.
               9.7.3. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after the Executive is informed in writing of such claim. The Executive shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company desires to contest such claim, the Executive shall:
                    9.7.3.1. give the Company any information reasonably requested by the Company relating to such claim,
                    9.7.3.2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,
                    9.7.3.3. cooperate with the Company in good faith in order effectively to contest such claim, and
                    9.7.3.4. permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax, income tax or any other taxes (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9.7.3.4, the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct the Executive to pay the tax claimed or sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax, income tax or any other taxes (including interest or penalties) imposed with respect to any such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
               9.7.4. If, after the receipt by the Executive of a Gross-Up Payment or an amount advanced by the Company pursuant to Section 9.7.3 above, the Executive becomes entitled to receive any refund

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with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with Section 9.7.3 above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 9.7.3 above, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.
               9.7.5. Notwithstanding any other provision of this Section 9.7, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding. If such payment is made by the Company to the Internal Revenue Service or other applicable taxing authority, then the Executive shall not be entitled to payment pursuant to Section 9.7.2 above.
               9.7.6. Any other liability for unpaid or unwithheld Excise Tax shall be borne exclusively by the Company, in accordance with Section 3403 of the Code. The foregoing sentence shall not relieve the Company of any of its obligations under this Agreement.
          9.8. Nonexclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit plan, program, policy or practice provided by the Company and for which the Executive may qualify (except with respect to any benefit to which the Executive has waived the Executive’s rights in writing), including, without limitation, any and all indemnification arrangements in favor of the Executive (whether under agreements or under the Company’s charter documents or otherwise), and insurance policies covering the Executive, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement entered into after the Effective Date with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any benefit, plan, policy, practice or program of, or any contract or agreement entered into with, the Company shall be payable in accordance with such benefit, plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. At all times during the Executive’s employment with the Company and thereafter, the Company shall provide the Executive with indemnification and director and officer insurance insuring the Executive against insurable events which occur or have occurred while the Executive was a director or executive officer of the Company, on terms and conditions that are at least as generous as that then provided to any other current or former director or executive officer of the Company or any Affiliate.
     10. Full Settlement; Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform the obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others, provided that nothing herein shall preclude the Company from separately pursuing recovery from the Executive based on any such claim. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts (including amounts for damages for breach) payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment.
     11. Representations. The Executive hereby represents to the Company that the Executive is legally entitled to enter into this Agreement and to perform the Executive’s obligations hereunder, and that the Executive has the full right, power and authority, subject to no rights of any third parties, to grant to the Company the rights contemplated in Section 12.2.
     12. Executive’s Covenants. The Executive hereby agrees to the following:
          12.1. Confidentiality. The Executive recognizes and acknowledges that the Company’s and its predecessor’s Confidential Information is a valuable, special and unique asset of the Company’s businesses,

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access to and knowledge of which are essential to the performance of the Executive’s duties. Confidential Information shall include trade secrets and includes information acquired by the Executive in the course and scope of the Executive’s job with the Company, including information acquired from third parties, that is (i) not generally known or disseminated outside the Company (such as nonpublic information), (ii) is designated or marked by the Company as “confidential” or reasonably should be considered confidential or proprietary, or (iii) the Company indicates through its policies, procedures or other instructions should not be disclosed to anyone outside the Company. Without limiting the foregoing definitions, some examples of Confidential Information under this Agreement include (a) matters of a technical nature, such as scientific, trade or engineering secrets, “know-how”, formulae, secret processes, inventions, and research and development plans or projects regarding existing and prospective customers, and products and services, (b) information about costs, profits, markets, sales, customer lists, customer needs, customer preferences and customer purchasing histories, supplier lists, internal financial data, personnel evaluations, nonpublic information about medical devices or products of the Company (including future plans about them), information and material provided by third parties in confidence and/or with nondisclosure restrictions, computer access passwords, and internal market studies or surveys and (c) any other information or matters of a similar nature. The Executive shall not, during or after the Executive’s employment by the Company, in whole or in part, disclose such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for the Executive’s own purposes or for the benefit of any person firm, corporation, association or other entity (except the Company) under any circumstances during or after the Executive’s employment by the Company; provided, however, that after the Executive’s employment by the Company ceases these restrictions shall not apply to such Confidential Information, if any, which are then in the public domain, and provided further that the Executive was not responsible, directly or indirectly, for such Confidential Information entering the public domain without the Company’s consent.
          12.2. Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person or entity designated by the Company all of the right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, during the Executive’s employment by the Company or any of its predecessors which relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under consideration or development by the Company or any of its predecessors, or which otherwise relate to or pertain to the business, functions or operations of the Company or any of its predecessors, or which arise from the efforts of the Executive during the Executive’s employment with the Company or any of its predecessors. The Executive shall, during and after the Executive’s employment with the Company, communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements. The Executive shall, during and after the Executive’s employment by the Company, execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be necessary by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereof. Any invention relating to the business of the Company and disclosed by the Executive within one (1) year after the Executive’s employment with the Company ceases shall be deemed to fall within the provisions of this Section 12.2 unless proved to have been first conceived and made following such termination or expiration.
          12.3. Non-Solicitation of Employees. The Executive recognizes that the Executive possesses and will possess confidential information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customer of the Company and its Affiliates. The Executive recognizes that the information the Executive possesses and will possess about these other employees is not generally known, is of substantial value to the Company and its Affiliates in developing their business and in securing and retaining customers, and has been and will be acquired by the Executive because of the Executive’s business position with the Company and its Affiliates. The Executive agrees that at all times during the Executive’s employment with the Company and for a period equal to the Executive’s Total Number of Months thereafter, the Executive will not, directly or indirectly, solicit or recruit any employee of the Company or its Affiliates for the purpose of being employed by the Executive or by any competitor of the Company or its Affiliates on whose behalf the Executive is acting as an agent, representative or employee and that the Executive will not convey such confidential information or trade secrets about other employees of the Company

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and its Affiliates to any other Person; provided, however, that it shall not constitute a solicitation or recruitment of employment in violation of paragraph to discuss employment opportunities with any employee of the Company or its Affiliates who has either first contacted the Executive or regarding whose employment the Executive has discussed with and received the written approval of the Company’s Vice President, Human Resources (or, if such position is vacant, the Company’s then Chief Executive Officer), prior to making such solicitation or recruitment. In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any such solicitation or recruitment in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.
          12.4. Non-Interference and Non-competition. During the Executive’s employment by the Company and its Affiliates and for a period of months equal to the Executive’s Total Number of Months after such employment ceases, the Executive shall not, directly or indirectly (whether as an officer, director, owner, employee, partner, or other participant), engage in any Competitive Business. During this period, the Executive shall not solicit or entice any agent, supplier, consultant, distributor, contractor, lessors or lessees of the Company or its Affiliates to make any changes whatsoever in their current relationships with the Company or its Affiliates, and will not assist any other Person or entity to interfere with or dispute such relationship. In view of the nature of the Executive’s employment with the Company, the Executive likewise agrees that the Company and its Affiliates would be irreparably harmed by any such interference or competitive actions in violation of the terms of this paragraph and that the Company and its Affiliates shall therefore be entitled to preliminary and/or permanent injunctive relief prohibiting the Executive from engaging in any activity or threatened activity in violation of the terms of this paragraph and to any other relief available to them.
          12.5. Release. The Executive and the Company agree that if the Executive’s employment is terminated for any reason other than Cause or death, the Executive and the Company will execute a release (the “Release”) of all claims substantially in the form attached hereto as Exhibit A within forty-five (45) days after the applicable Date of Termination and does not revoke such Release in accordance to the terms thereof. The Executive recognizes and agrees that notwithstanding any other section to the contrary, this executed Release is required to be made prior to any payments of any kind under this Agreement. Furthermore, in the event that the Executive is covered under the Age Discrimination in Employment Act (“ADEA”), the Executive agrees to execute the ADEA Release of all ADEA claims substantially in the form attached hereto as Exhibit B as provided in the ADEA Release.
          12.6. Cooperation with Legal Matters. Executive agrees to cooperate with the Company and its designated attorneys, representatives and agents in connection with any actual or threatened judicial, administrative or other legal or equitable proceeding in which the Company is or may become involved. Upon reasonable notice, Executive agrees to meet with and provide to the Company or its designated attorneys, representatives or agents all information and knowledge Executive may have relating to the subject matter of any such proceeding. The Company agrees to reimburse Executive for any reasonable costs incurred by Executive in providing such cooperation.
     13. Specific Remedies for Executive Breach of the Covenants as outlined in Section 12. Without limiting the rights and remedies available to the Company, and notwithstanding the rights of the Executive set forth in Section 11, in the event of any breach by the Executive of the covenants set forth in Section 13 above, the following actions may be taken by the Company:
          13.1. if the Company believes a breach has occurred, it will deliver to the Executive a summary of the breach and a demand for explanation or agreement that such breach has occurred; the Executive shall have twenty (20) business days to respond in writing to this demand, whereupon the Company will make a decision as to whether the breach has, in fact, occurred; if it is determined such a breach has occurred, then
          13.2. the Company’s obligation to make any payment or provide any benefits to the Executive under Sections 9.3, 9.4, 9.5, 9.6, and 9.7 of this Agreement shall cease immediately and permanently, which shall

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not have any impact whatsoever on the Executive’s continuing obligations under Sections 13.3 and 13.4 below, except, however, the benefits outlined in Sections 9.3.3.8 and 9.4.3.8 will continue to be provided;
          13.3. the Executive shall repay to the Company, within ten (10) days after the Executive receives written demand therefore, an amount equal to ninety percent (90%) of the payments and benefits previously received by the Executive under this Agreement, plus interest on such amount at an annual rate equal to the lesser of ten percent (10%) or the maximum non-usurious rate under applicable law, from the dates on which such payments and benefits were received to the date of repayment to the Company; and
          13.4. the Executive shall pay to the Company from time to time, within ten (10) days after the Executive receives written demand therefore, an amount or amounts equal to the reasonable costs and expenses (including reasonable attorney’s fees and expenses) incurred by or on behalf of the Company in enforcing this Section 13 from and after the date on which the Company delivers notice of such breach to the Executive.
          13.5. It is the desire and intent of the parties that the provisions of this Section 13 be enforced to the fullest extent permissible under the applicable laws in each jurisdiction in which enforcement is sought. Accordingly, if any portion of this Section 13 is adjudicated to be invalid or unenforceable, this Section 13 shall be deemed curtailed, whether as to time or location, to the minimum extent required for its validity under applicable law and shall be binding and enforceable with respect to the Executive as so curtailed, such curtailment to apply only with respect to the operation of this Section 13 in the jurisdiction in which the such adjudication is made. If a court in any jurisdiction, in adjudicating the validity of this Section 13, imposes any additional terms or restrictions with respect to this Section 13, this Section 13 shall be deemed amended to incorporate such additional terms or restrictions.
          13.6. Executive agrees and acknowledges that Executive has received good and adequate consideration for the covenants set forth in this Section 13 in the form of employment, compensation and benefits separate and independent of any payments or potential payments in this Agreement.
     14. Potential Impact of Accounting Restatements on Certain Bonuses and Profits.
          14.1. If the Company is required to prepare an accounting restatement of the Company’s consolidated balance sheet or statement of operations affecting any reporting period that transpires during the term of this Agreement due to the material noncompliance of the Company with any financial requirements under the securities laws, the Company’s Board will be entitled to determine whether the noncompliance was the result of knowing, intentional, fraudulent or illegal conduct by the Executive, and if it so determines, to require the Executive to reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Executive from the Company during the term of this Agreement and (ii) any profits realized from the sale of securities of the issuer by the Executive during the term of this Agreement.
          14.2. In making the determination whether to seek reimbursement from Executive, the Board will consider whether any bonus, incentive payment, equity award, or other compensation has been awarded or received by the Executive during the term of this Agreement and whether such compensation was based on any financial results or operating metrics that were satisfied as a result of the Executive’s knowing, intentional, fraudulent or illegal conduct. The Board has sole discretion in determining whether the Executive’s conduct has or has not met the standard of such forfeiture.
          14.3. If the Board determines that a forfeiture is appropriate, such amounts shall be withheld from any future amounts owed to the Executive as compensation. The Company may commence legal action to collect such sums as the Board determines is owed to the Company.
     15. Successors.
          15.1. Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or

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the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
          15.2. Successors and Assigns of the Company. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. The Company may not assign this Agreement to any person or entity (except for a successor described in Section 15.3 below) without the Executive’s written consent.
          15.3. Assumption. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.
     16. Administration Prior to Change in Control. Prior to a Change in Control, the Compensation Committee shall have full and complete authority to construe and interpret the provisions of this Agreement, to determine an individual’s entitlement to benefits under this Agreement, to make in its sole and absolute discretion all determinations contemplated under this Agreement, to investigate and make factual determinations necessary or advisable to administer or implement this Agreement. All determinations made under this Agreement by the Compensation Committee shall be final and binding on all interested persons. Prior to a Change in Control, the Compensation Committee may delegate responsibilities for the operation and administration of this Agreement to one or more officers or employees of the Company. The provisions of this Section 16 shall terminate and be of no further force and effect upon the occurrence of a Change in Control.
     17. Delayed Commencement of Certain Payments.
          17.1. Any payment due hereunder that is not considered non-qualified deferred compensation and is not subject to Section 409A of the Code shall be paid no later than March 15 of the calendar year following the year in which the Executive’s Date of Termination occurs provided that all other payment conditions, including the execution of an unrevoked Release, are met.
          17.2. Not withstanding any provision of this Agreement to the contrary, the parties intend that this Agreement be construed and applied in a manner that will conform its provisions with the requirements for exemption from Section 409A of the Code or, if and to the extent payments are subject to Section 409A of the Code, to conform to Section 409A of the Code in order to avoid the imposition of additional federal income tax pursuant to Section 409A of the Code. Without limiting the foregoing, in the event that the Executive is a “specified employee” within the contemplation of Section 409A(a)(2)(B) of the Code at the time that any payment that is subject to Section 409A of the Code is made on account of the Executive’s Involuntary Termination (specifically defined to include the Executive’s separation from service with the Company and its Affiliates within the contemplation of Section 409A(a)(2)(A)(i) of the Code), then in no event shall such payment or the commencement thereof be made before the six-month anniversary of the Date of Termination or, if earlier, the date of the Executive’s post-separation death.
          17.3. Any reimbursement payment made under this Agreement that is considered non-qualified deferred compensation within the meaning of Section 409A of the Code shall be made within the timing requirements of Treasury Regulation Sections 1.409A-3(i)(iv) and (v), as applicable.
     18. Miscellaneous.
          18.1. Governing Law. This Agreement shall be governed by, construed under and enforced in accordance with the laws of the State of Tennessee without regard to conflicts-of-laws principles that would require the application of any other law. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

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          18.2. Amendment. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing of both parties. No person, other than pursuant to a resolution of the Board or the Compensation Committee, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.
          18.3. Assignment. This Agreement may be assigned, without the consent of the Executive, by the Company to any person, partnership, corporation, association or other entity which has purchased all or substantially all the assets of the Company, provided that such assignee assumes all the liabilities of the Company hereunder.
          18.4. Insurance. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death, and the Executive shall submit to such physical examination and supply such information to the insurance company as may be required in connection therewith; provided, however, that no detailed information concerning the Executive’s physical examination will be provided to the Company or made available to the Company by the insurance company.
          18.5. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the other party.
          18.6. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          18.7. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient in writing and if sent by certified mail or express delivery to the Executive at 10047 French Springs Road, Lakeland, TN 38002, or to the Company at Wright Medical Technology, Inc., Attention: General Counsel, 5677 Airline Road, Arlington, Tennessee 38002, or to such other address as either party shall notify the other. Notices and communications shall be effective when actually received by the addressee.
          18.8. Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          18.9. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter referred to herein and supersedes any and all prior negotiations, understandings, arrangements, letters of intent, and agreements, whether written or oral, between the Executive and the Company and its Affiliates, or any of its or their directors, officers, employees or representatives with respect thereto.
          18.10. No Right of Employment. Nothing in this Agreement shall be construed as giving the Executive any right to be retained in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Executive’s employment at any time, with or without Cause.
          18.11. Unfunded Obligation. The obligations under this Agreement shall be unfunded. Benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under this Agreement.
          18.12. Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any provision of this Agreement is likely to be interpreted as a personal loan prohibited by the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (the “Act”), then such provision shall be modified as necessary or appropriate so as to not violate the Act; and if this cannot be accomplished, then the Company shall use its best efforts to provide the Executive with similar, but lawful, substitute benefit(s) at a cost to the Company not to significantly exceed the amount the Company would have otherwise paid to provide such benefit(s) to the Executive. In addition, if the Executive is required to forfeit or to make any repayment of any compensation or benefit(s) to the Company under the Act or any other law, such forfeiture or repayment shall not constitute Good Reason.

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IN WITNESS WHEREOF, the parties executed this Agreement as of the Effective Date.
AGREED AND ACCEPTED

WRIGHT MEDICAL TECHNOLOGY, INC.		Gary D. Henley

By:	/s/ Jason P. Hood	/s/ Gary D. Henley

Title:	Vice President, General Counsel and Secretary

WRIGHT MEDICAL GROUP, INC.

By:	/s/ David D. Stevens

Title:	Chairman of the Board of Directors

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EXHIBIT A
MUTUAL RELEASE AGREEMENT
     This Mutual Release Agreement (this “Agreement”), is made and entered into this ___day of                     , 2                     , by and between Wright Medical Technology, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002, and Gary D. Henley (the “Executive”).
     The Executive, on behalf of the Executive and the Executive’s heirs, executors, administrators, successors and assigns, whether herein named or referred to or not, does hereby release, discharge, and acquit and by these presents does hereby release, acquit, and forever discharge Company, its successors and assigns, its agents, servants, and employees, its divisions, subdivisions, and affiliates (collectively, the “Company”), of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, including, but not limited to, any claims that have been or might have been asserted as a result of the establishment or termination of the employer-employee relationship, hereinafter collectively referred to as claims. It is the intention of the parties hereto to effect a full and final general release of all such claims. It is expressly understood and agreed that this release and agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof.
     Executive does hereby declare that the Executive does understand, covenant, and agree that the Executive will not make any claims or demands, or file any legal proceedings against Company or join Company as a party to any claim, demand, or legal proceedings nor shall Executive proceed against any other party, person, firm, or corporation on the claims described above except as is necessary in order to enforce the terms and conditions of this Release and the Severance Pay Agreement.
THE FILING OF ANY CLAIM, DEMAND, OR ANY AND ALL OTHER LEGAL PROCEEDINGS, BY THE EXECUTIVE, AGAINST COMPANY, SHALL BE DEEMED TO BE A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT. SUCH BREACH SHALL, IMMEDIATELY, TERMINATE COMPANY’S DUTY TO PAY ANY FURTHER SUMS TO EXECUTIVE AND SHALL ALSO BIND EXECUTIVE TO REPAY ANY AND ALL SUMS PAID TO EXECUTIVE PURSUANT TO THE TERMS OF THIS AGREEMENT. ADDITIONALLY, EXECUTIVE SHALL INDEMNIFY AND HOLD HARMLESS COMPANY FROM ANY AND ALL JUDGMENTS, COSTS, EXPENSES, OR ATTORNEY FEES WHATSOEVER ARISING ON ACCOUNT OF THE FILING OF ANY SUCH CLAIM, DEMAND, OR OTHER LEGAL PROCEEDINGS BY THE EXECUTIVE.
     It is further understood and agreed that the acceptance of the consideration more fully described in the Severance Pay Agreement between the parties is in full accord and satisfaction of any obligations, claims, and/or disputes that Executive may have with Company.
     And the parties hereby declare, understand, covenant, and agree that the terms of the Severance Pay Agreement, and the amount stated therein, are the sole consideration for this release and agreement and that the parties voluntarily accept said consideration for the purpose of making a full and final compromise, adjustment and settlement of all claims for injuries, losses, and damages resulting, or to result, from said claims.
     Except for any claim under Sections 12, 13 or 14 of the Employment Agreement, the Company, on behalf of itself, its agents, servants, and employees, its divisions, subdivisions, and affiliates (collectively, the “Company”), successors and assigns, whether herein named or referred to or not, does hereby release, discharge, and acquit and

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by these presents does hereby release, acquit, and forever discharge Executive, the Executive’s heirs, executors, administrators, successors and assigns, of and from any and all past, present, and future claims, counterclaims, demands, actions, causes of action, liabilities, damages, costs, loss of services, expenses, compensation, third-party actions, suits at law or in equity, of every nature and description, whether known or unknown, suspected or unsuspected, foreseen, or unforeseen, real or imaginary, actual or potential, and whether arising at law or in equity, under the common law, state or federal law, or any other law, or otherwise, including, but not limited to, any claims that have been or might have been asserted as a result of the establishment or termination of the employer-employee relationship, hereinafter collectively referred to as claims. It is the intention of the parties hereto to effect a full and final general release of all such claims. It is expressly understood and agreed that this release and agreement is intended to cover, and does cover, not only all now known injuries, losses, and damages, but any future injuries, losses, and damages not now known or anticipated, but which may later develop or be discovered, including all the effects and consequences thereof.
     Company does hereby declare that the Company does understand, covenant, and agree that the Company will not make any claims or demands, or file any legal proceedings against Executive or join Executive as a party to any claim, demand, or legal proceedings nor shall Company proceed against any other party, person, firm, or corporation on the claims described above except as is necessary in order to enforce the terms and conditions of this Release and the Severance Pay Agreement.
THE FILING OF ANY CLAIM, DEMAND, OR ANY AND ALL OTHER LEGAL PROCEEDINGS, BY THE COMPANY, AGAINST EXECUTIVE, SHALL BE DEEMED TO BE A MATERIAL BREACH OF THE TERMS OF THIS AGREEMENT. SUCH BREACH SHALL, IMMEDIATELY, TERMINATE EXECUTIVE’S DUTY TO COMPLY WITH THE NON-SOLICIATION, NON-INTERFERENCE, AND NON-COMPETITION COVENANTS OF THE SEVERANCE PAY AGREEMENT BETWEEN THE PARTIES. ADDITIONALLY, COMPANY SHALL INDEMNIFY AND HOLD HARMLESS EXECUTIVE FROM ANY AND ALL JUDGMENTS, COSTS, EXPENSES, OR ATTORNEY FEES WHATSOEVER ARISING ON ACCOUNT OF THE FILING OF ANY SUCH CLAIM, DEMAND, OR OTHER LEGAL PROCEEDINGS BY THE COMPANY.
     It is further understood and agreed that the acceptance of the consideration more fully described in the Employment Agreement between the parties is in full accord and satisfaction of any obligations, claims, and/or disputes that Company may have with Executive.
     It is further understood and agreed that this is the full and complete understanding of the parties, that it is the integrated memorial of their agreement and that there are no other written or oral understandings, agreements, covenants, promises, or arrangements, directly or indirectly connected with this release, that are not incorporated herein. The terms of this release are contractual and are not mere recitals.
     Notwithstanding the foregoing, nothing in this Release shall release either party from obligations resulting from the Employment Agreement nor prohibit either party from seeking the enforcement of the Employment Agreement.
     IN WITNESS WHEREOF, the parties executed this Release as of the Effective Date.
AGREED AND ACCEPTED

WRIGHT MEDICAL TECHNOLOGY, INC.	EXECUTIVE

By:
Gary D. Henley
Title:

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EXHIBIT B
ADEA RELEASE AND AGREEMENT
     As a material inducement to Wright Medical Technology, Inc. (hereinafter referred to as “Wright” or “Employer”) to enter into this ADEA Release and Agreement (the “Release or “Agreement”) with Gary D. Henley (hereinafter referred to as “Executive”) (for Executive, Executive’s heirs, executors, administrators and assigns), Executive hereby unconditionally releases and forever discharges Wright and each of the Wright’s stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights, under the Age Discrimination in Employment Act of 1967, as amended from time to time, and other federal, state, or local laws prohibiting discrimination, any claims the employee may have with regard to Executive’s hiring, employment, or electing the re-employment program and termination of employment claims growing out of any legal restrictions on Wright’s right to terminate its employees (“Claim” or Claims”), which the Executive now has, owns or holds, or claims to have owned or held, or which the Executive at any time hereinafter may have owned or held or claimed to have owned or held against Wright.
     To comply with the Older Workers Benefit Protection Act of 1990, as amended from time to time, the Release and Agreement has advised Executive of the legal requirements of this Act and fully incorporates the legal requirements by reference into this Agreement as follows:
a.	This Agreement is written in layman’s terms, and the Executive understands and comprehends its terms;

b.	Executive has been advised of Executive’s rights to consult an attorney to review the Agreement;

c.	Executive does not waive any rights or claims that may arise after the date the Release is executed;

d.	Executive is receiving consideration beyond anything of value to which he already is entitled;

e.	Executive has been given a reasonable period of time to consider this Agreement (45 days).
As consideration for this Release, Wright agrees to provide the items listed in the Employment Agreement dated April 2, 2009. The Executive enters into this Release with full knowledge of its contents and enters into this Agreement voluntarily.

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AGREED AND ACCEPTED

EXECUTIVE:	WRIGHT MEDICAL TECHNOLOGY, INC.

I acknowledge that I fully understand and agree that this Agreement may be pleaded by Wright Medical Technology, Inc. as a complete defense to any claim which hereafter may be asserted by me or a claim against Wright Medical Technology, Inc. for or on account of any matter or thing whatsoever arising out of the employment relationship or my termination from active employment.

By:
Full Name
Title:

SWORN TO AND SUBSCRIBED, before me, a Notary Public, in my presence this day of , 2009	SWORN TO AND SUBSCRIBED, before me, a Notary Public, in my presence this day of , 2009

Notary Public	Notary Public
County of	Shelby County
Tennessee
State of

My Commission Expires:	My Commission Expires:
NOTE: EXECUTIVE IS HEREBY ADVISED OF HIS OR HER RIGHT TO RESCIND AND NULLIFY THIS AGREEMENT, WHICH RIGHT MUST BE EXERCISED, IF AT ALL, WITHIN SEVEN (7) DAYS OF THE DATE OF EXECUTIVE’S SIGNATURE. EXECUTIVE MUST REVOKE RELEASE BY LETTER TO WRIGHT MEDICAL TECHNOLOGY, INC., ATTENTION: GENERAL COUNSEL, 5677 AIRLINE ROAD, ARLINGTON, TN 38002, WITHIN SEVEN (7) DAYS. NO CONSIDERATION SHALL BE CONVEYED UNTIL SUCH TIME PERIOD HAS EXPIRED.